Filed Pursuant to Rule 424(b)(3)
Registration No. 333-179534

SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT

 DATED FEBRUARY 19, 2014 TO PROSPECTUS DATED MAY 1, 2013

JANUARY 2014 PERFORMANCE UPDATE

	January 2014	Year to Date	Total NAV 01/31/2014	NAV per Unit 01/31/2014
Series A-1	1.81%	1.81%	$6,374,313	$1,103.04
Series A-2	1.98%	1.98%	$2,135,560	$1,249.61
Series B-1	1.35%	1.35%	$1,712,006	$925.54
Series B-2	1.52%	1.52%	$2,721,777	$1,011.08

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. – SERIES A-1

JANUARY 2014 ACCOUNT STATEMENT

 (Prepared from Books without Audit for the Month ended January 31, 2014)

STATEMENT OF INCOME

JANUARY 2014
Investment income, interest	$29

Expenses
Management fee	12,002
Ongoing offering expenses	—
Operating expenses	4,001
Selling commissions	10,668
Other expenses	172
Incentive fee	—
Brokerage commissions	12,802
Total expenses	39,645

Net investment gain (loss)	(39,616)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	95,557
Net change in unrealized appreciation (depreciation) on futures and forward contracts	57,218

Net gain (loss) on investments	152,775

Net increase (decrease) in net assets from operations	$113,158

STATEMENT OF CHANGES IN NET ASSET VALUE

JANUARY 2014
Net assets, beginning of period	$6,476,840

Net increase (decrease) in net assets from operations	113,158

Capital share transactions
Issuance of shares	0
Redemption of shares	(215,685)

Net increase (decrease) in net assets from capital share transactions	(215,685)

Net increase (decrease) in net assets	(102,527)

Net assets, end of period	$6,374,313
NAV Per Unit, end of period	$1,103.04

SUPERFUND GOLD, L.P. – SERIES A-2

 JANUARY 2014 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended January 31, 2014)

STATEMENT OF INCOME

JANUARY 2014
Investment income, interest	$10

Expenses
Management fee	4,014
Ongoing offering expenses	—
Operating expenses	1,338
Other expenses	57
Incentive fee	—
Brokerage commissions	4,282
Total expenses	9,692

Net investment gain (loss)	(9,682)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	31,960
Net change in unrealized appreciation (depreciation) on futures and forward contracts	19,137

Net gain (loss) on investments	51,098

Net increase (decrease) in net assets from operations	$41,416

STATEMENT OF CHANGES IN NET ASSET VALUE

JANUARY 2014
Net assets, beginning of period	$2,098,507

Net increase (decrease) in net assets from operations	41,416

Capital share transactions
Issuance of shares	59,093
Redemption of shares	(63,456)

Net increase (decrease) in net assets from capital share transactions	(4,363)

Net increase (decrease) in net assets	37,053

Net assets, end of period	$2,135,560

NAV Per Unit, end of period	$1,249.61

SUPERFUND GOLD, L.P. – SERIES B-1

 JANUARY 2014 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended January 31, 2014)

STATEMENT OF INCOME

JANUARY 2014
Investment income, interest	$16

Expenses
Management fee	3,223
Ongoing offering expenses	—
Operating expenses	1,074
Selling commissions	2,865
Other expenses	255
Incentive fee	—
Brokerage commissions	5,193
Total expenses	12,611

Net investment gain (loss)	(12,596)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	12,845
Net change in unrealized appreciation (depreciation) on futures and forward contracts	22,568

Net gain (loss) on investments	35,413

Net increase (decrease) in net assets from operations	$22,817

STATEMENT OF CHANGE IN NET ASSET VALUE

JANUARY 2014
Net assets, beginning of period	$1,801,305

Net increase (decrease) in net assets from operations	22,817

Capital share transactions
Issuance of shares	0
Redemption of shares	(112,117)

Net increase (decrease) in net assets from capital share transactions	(112,117)

Net increase (decrease) in net assets	(89,299)

Net assets, end of period	$1,712,006
NAV Per Unit, end of period	$925.54

SUPERFUND GOLD, L.P. – SERIES B-2

 JANUARY 2014 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended January 31, 2014)

STATEMENT OF INCOME
JANUARY 2014
Investment income, interest	$25

Expenses
Management fee	5,116
Ongoing offering expenses	—
Operating expenses	1,705
Other expenses	404
Incentive fee	—
Brokerage commissions	8,243
Total expenses	15,469

Net investment gain (loss)	(15,444)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	20,387
Net change in unrealized appreciation (depreciation) on futures and forward contracts	35,819

Net gain (loss) on investments	56,206

Net increase (decrease) in net assets from operations	$40,762

STATEMENT OF CHANGE IN NET ASSET VALUE

JANUARY 2014
Net assets, beginning of period	$2,873,715

Net increase (decrease) in net assets from operations	40,762

Capital share transactions
Issuance of shares	0
Redemption of shares	(192,700)

Net increase (decrease) in net assets from capital share transactions	(192,700)

Net increase (decrease) in net assets	(151,938)

Net assets, end of period	$2,721,778

NAV Per Unit, end of period	$1,011.08

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.